Exhibit 99.1

Portola Pharmaceuticals Reports Fourth Quarter and Year-End 2013

Financial Results and Provides Corporate Update

— Conference Call Today at 4:30 p.m. ET —

South San Francisco, Calif. (February 27, 2014) – Portola Pharmaceuticals (Nasdaq: PTLA) today announced a corporate update and reported its financial results for the fourth quarter and year ended December 31, 2013.

“2013 was a very successful year for Portola. We executed on a series of important milestones in pursuit of our goal of building an enduring biopharmaceutical company and bringing to market three wholly-owned and potentially groundbreaking treatments for patients with blood clots and blood cancers,” said William Lis, chief executive officer of Portola. “We have a clear strategy focused on biomarker or genetic approaches to clinical development that we believe will increase the probability of clinical, regulatory and commercial success of our late-stage pipeline. Additionally, we believe we currently have sufficient capital to independently advance our three late-stage proprietary assets to value-creating clinical and manufacturing milestones through 2015.”

Recent Achievements

Betrixaban

•	Enrolled over 30 percent of patients at over 400 global trial sites in our pivotal Phase 3 APEX Study (Acute Medically Ill VTE Prevention with Extended Duration Betrixaban) evaluating oral betrixaban as a once-daily Factor Xa inhibitor compared with injectable Lovenox® for in-hospital and post-discharge prevention of venous thromboembolism (VTE) in acute medically ill patients.

•	Continued to advance APEX as the only pivotal thrombosis program to use biomarkers to identify and enroll patients most likely to benefit from therapy. We believe this increases our probability of clinical, regulatory and commercial success in this multi-billion dollar market.

Andexanet Alfa

•	Announced positive results from two Phase 2 proof-of concept studies demonstrating immediate and temporary or sustained reversal of anticoagulation activity of Eliquis® and XARELTO®, and that andexanet alfa was well tolerated.

•	Received breakthrough therapy designation from the U.S. Food and Drug Administration (FDA) for this potential first-in-class antidote that is being developed to reverse the anticoagulation activity of Factor Xa inhibitor-treated patients who are suffering a major bleeding episode or who require emergency surgery.

•	Reached agreement with the FDA on an Accelerated Approval pathway utilizing biomarker endpoints in our Phase 3 registration trial design.

•	Entered into two new Phase 3 clinical collaboration agreements with Bristol-Myers Squibb/Pfizer and Bayer/Janssen to study Eliquis and XARELTO with andexanet alfa. These are follow-on agreements to our Phase 2 agreements, which include all manufacturers of oral Factor Xa inhibitors. We continue to retain 100 percent worldwide decision-making and commercialization rights to this asset.

Cerdulatinib

•	Began enrollment in a Phase 1/2 proof-of-concept clinical study of the oral, dual Syk-JAK inhibitor cerdulatinib in patients with hematologic cancers, such as chronic lymphocytic leukemia and non-Hodgkin lymphoma.

•	Completed enrollment of the first cohort in the dose escalation phase of the Phase 1/2 study.

Corporate

•	Completed an initial public offering and a follow-on equity offering raising approximately $252 million in net proceeds.

•	Expanded the leadership team with the appointment of Peter Strumph to the newly created position of vice president, technical and clinical operations; Mark Gossett as senior vice president, commercial to build, lead and develop Portola’s commercial organization; and Alexander M. Gold, M.D., FACC, as senior vice president, clinical development to lead the clinical development of betrixaban and oversee all medical aspects of the Phase 3 APEX Study.

Planned Upcoming Events and Milestones

Betrixaban

•	Conduct third planned Data Safety Monitoring Committee review of the APEX Study in 2014.

•	Complete APEX futility analysis in early 2015.

•	Complete patient enrollment in APEX by the end of 2015.

Andexanet Alfa

•	Initiate a series of Phase 3 studies with Eliquis and XARELTO in the first half of 2014.

•	Report Phase 3 data in the fourth quarter of 2014 and additional data in the first half of 2015.

•	Initiate a Phase 4 confirmatory study at the end of 2014 or the beginning of 2015.

•	Report Phase 2 data with additional Factor Xa inhibitors in 2014 and 2015.

•	Continue to advance commercial-scale manufacturing at Lonza Group Ltd.

•	File a Biologics License Application (BLA) for conditional approval at the end of 2015.

Cerdulatinib

•	Report Phase 1 proof-of-activity data in mid-2014 in patients with refractory non-Hodgkin lymphoma and chronic lymphocytic leukemia.

•	Report Phase 2a proof-of-concept data in the second half of 2015, including data in hematologic cancer patients with genetically-defined tumors.

Fourth Quarter and Year-End Financial Results

Collaboration revenue for the fourth quarter of 2013 was $2.1 million earned under Portola’s collaborations with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, Daiichi Sankyo and Lee’s Pharmaceutical. Collaboration revenue for the year ended December 31, 2013, was $10.5 million.

Total operating expenses for the fourth quarter of 2013 were $27.4 million compared with $16.4 million for the same period in 2012. Total operating expenses for the year ended December 31, 2013, were $94.7 million compared with $61.2 million for 2012. Total operating expenses for the full year ended December 31, 2013, included $5.0 million in stock-based compensation expense compared with $2.8 million for 2012. Research and development expenses were $79.3 million for the year ended December 31, 2013, compared with $49.7 million for 2012, as the Company continued to support its Phase 3 APEX Study of betrixaban, multiple Phase 2 proof-of-concept studies with andexanet alfa, and the initiation of its Phase 1/2 clinical study of cerdulatinib. General and administrative expenses for the fourth quarter of 2013 were $4.8 million compared with $2.7 million for the same period in 2012. General and administrative expenses for the year ended December 31, 2013, were $15.4 million compared with $11.5 million for 2012, as the Company increased headcount to support its growth resulting in higher headcount-related costs including stock-based compensation expense and increased costs associated with being a public company.

For the fourth quarter of 2013, Portola reported a net loss of $25.1 million, or $0.63 net loss per share, compared with a net loss of $13.8 million, or $10.02 net loss per share, for the same period in 2012. Net loss for the year ended December 31, 2013, was $83.4 million or $3.65 net loss per share compared with net income of $11.4 million or no net income per share, as all available income was attributed to preferred shareholders for 2012.

Cash, cash equivalents and investments at December 31, 2013, totaled $319.0 million compared with $137.4 million as of December 31, 2012.

2014 Annual Financial Guidance

Portola expects to independently advance its three 100 percent-owned assets through value creating milestones in 2014 and 2015. For the year 2014, Portola expects total operating expenses to be between $145 million and $160 million, excluding stock-based compensation. These expenses will be primarily in support of its ongoing and planned Phase 3 registration studies for its two lead programs – the APEX Study of betrixaban and Phase 3 studies of andexanet alfa, and the manufacturing work to produce andexanet alfa at commercial scale. Additionally, Portola is supporting the initiation of a Phase 4 study of andexanet alfa, additional Phase 2 proof-of-concept studies of andexanet alfa, and the Phase 1/2 cerdulatinib study. Portola expects to end 2014 with approximately $185 million to $200 million in cash, cash equivalents and investments.

Non-GAAP Financial Projection

This press release and the reconciliation table included herein include a non-GAAP projection of 2014 operating expenses, excluding stock-based compensation. A reconciliation to projected GAAP 2014 operating expenses is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Projected Operating Expenses.” Portola management believes this non-GAAP information is useful for investors because it provides information about the Company’s ability to independently advance its assets.

Conference Call Details

To access the live conference call today, February 27, 2014, at 4:30 p.m. Eastern Time via phone, please dial (866) 318-8611 from the United States and Canada or +1 (617) 399-5130 internationally. The participant passcode is 38755086. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at: http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that have the potential to represent significant advances in the fields of thrombosis and hematology. The Company is advancing its three wholly-owned programs using novel biomarker and genetic approaches that may increase the likelihood of clinical, regulatory and commercial success of its first-in-class therapies.

Betrixaban

Portola’s lead compound, betrixaban, is an oral, once-daily Factor Xa inhibitor being evaluated in the only biomarker-based Phase 3 study for “hospital to home” prophylaxis of venous thromboembolism (VTE) in acute medically ill patients. Betrixaban’s properties may be particularly suited to potentially demonstrate efficacy without significantly increasing bleeding in this patient population. Currently, there is no anticoagulant approved for extended-duration VTE prophylaxis in acute medically ill patients.

Andexanet Alfa*

Portola’s second lead development candidate, andexanet alfa (PRT4445), has the potential to be a first-in-class reversal agent to directly reverse the effects of Factor Xa inhibitors in patients who suffer a major bleeding episode or who require emergency surgery. Portola has entered into clinical collaboration agreements with all of the manufacturers of direct Factor Xa inhibitors, including Bristol-Myers Squibb and Pfizer (Eliquis® [apixaban]), Bayer HealthCare and Janssen Pharmaceuticals (XARELTO® [rivaroxaban]), and Daiichi Sankyo (SavaysaTM [edoxaban]), while retaining all decision-making and commercial rights to the program. Andexanet alfa has been designated as a breakthrough therapy by the U.S. Food and Drug Administration.

Cerdulatinib* (PRT2070) and PRT2607

Portola’s third wholly-owned product candidate, cerdulatinib (PRT2070), is an orally available kinase inhibitor that uniquely inhibits two validated tumor proliferation pathways — spleen tyrosine kinase (Syk) and janus kinase (JAK). It is currently being studied in patients with leukemias or lymphomas with a focus on genetically-defined subtypes, as well as in patients who have failed therapy due to relapse or acquired mutations. Portola’s fourth program is partnered with Biogen Idec and is focused on the development of PRT2607, a selective Syk inhibitor.

For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking Statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, future financial results, including operating expenses and cash position, pursuit of strategic options, statements regarding: Portola’s plans for future clinical studies, regulatory filings and pursuit of an Accelerated Approval process for andexanet alfa, expected benefits from biomarker or genetic approaches to clinical development, and the timing and occurrence of events described under the section “Planned Upcoming Events and Milestones.” Risks that contribute to the uncertain nature of the forward-looking statements include: Portola expects to incur losses for the foreseeable future and will need additional funds to finance its operations; its operating results fluctuate significantly; its estimates regarding its ability to initiate and/or complete its clinical trials and the timing and expense of these trials may not be accurate; enrollment in its clinical trials may be delayed; its clinical trials may not demonstrate the efficacy and safety of its product candidates; its estimates regarding its expenses and capital requirements may not be accurate; regulatory developments in the United States and foreign countries may adversely affect its operations or prospects; it must obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel could adversely affect its operations. These and other risks and uncertainties are described more fully in Portola’s most recent filings with the Securities and Exchange Commission, including without limitation its most recent Quarterly Report on Form 10-Q and its most recent Annual Report on Form 10-K which the Company expects to file on or about March 3, 2014. All forward-looking statements contained in this press release speak only as of the date on which they were made. Portola undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

*	Andexanet alfa and cerdulatinib are proposed International Nonproprietary Names (pINN).

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations Data

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Collaboration and license revenue	$2,057	$1,958	$10,531	$72,042
Operating expenses:
Research and development	22,644	13,713	79,286	49,717
General and administrative	4,769	2,725	15,423	11,469

Total operating expenses	27,413	16,438	94,709	61,186
Income (loss) from operations	(25,356)	(14,480)	(84,178)	10,856
Interest and other income, net	294	698	826	510

Net income (loss)	$(25,062)	$(13,782)	$(83,352)	$11,366

Net income (loss) attributable to common stockholders*:
Basic	$(25,062)	$(13,782)	$(83,352)	$11,366

Diluted	$(25,062)	$(13,782)	$(83,352)	$11,366

Shares used to compute net income (loss) per share attributable to common stockholders:
Basic	39,473,250	1,374,826	22,842,443	1,350,939

Diluted	39,473,250	1,374,826	22,842,443	2,048,867

Net income (loss) per share attributable to common stockholders*:
Basic	$(0.63)	$(10.02)	$(3.65)	$—

Diluted	$(0.63)	$(10.02)	$(3.65)	$—

*	For the periods that the Company’s net income is less than the preferred stock dividends, the net income per share attributable to common stockholders is zero as the earnings allocable to common stockholders would be zero and the if-converted method would not be applied as the effect would be antidilutive.

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheet Data

(In thousands)

	December 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash, cash equivalents and investments	$319,036	$137,384
Receivables from collaborations	309	662
Total current assets	272,707	134,913
Property and equipment, net	2,600	2,861
Total assets	325,731	146,001
Accounts payable	3,232	4,840
Accrued and other liabilities	17,796	7,399
Deferred revenue	5,211	4,042
Total current liabilities	25,555	18,824
Total liabilities	29,396	20,290
Total stockholders’ equity (deficit)	296,335	(191,569)

Reconciliation of GAAP to Non-GAAP Projected Operating Expenses

(in millions)

	Low	High
2014 Operating Expenses—GAAP	$153	$168
Stock-based compensation expense	8	8
2014 Operating Expenses—Non-GAAP	$145	$160

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Investor Contact:	Media Contact:
Alexandra Santos	Joey Fleury
Portola Pharmaceuticals	BrewLife
ir@portola.com	jfleury@brewlife.com
650.246.7239	415.946.1090